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                               EXHIBIT 3 (B) (B)
                    AMENDMENT TO FORM OF SELLING AGREEMENT
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                                  VARIFUND(R)
                    SCHEDULE I - STATEMENT OF COMPENSATION
                   CANADA LIFE INSURANCE COMPANY OF AMERICA
                              AS OF MARCH 1, 1999


Commissions will be paid to Broker/Dealer in the percentages shown below:

OWNER'S ISSUE AGE 0-80                  OWNERS ISSUE AGE 81-85
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OPTION A: 6.5% of premium               OPTION A: 3.25% of premium
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OPTION B: 5.0% of premium plus 0.25%    OPTION B: 2.5% of premium plus 0.25%
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annual trail based on account value.    annual trail based on account value.
Such trail first payable and            Such trail first payable and calculated
calculated at the end of the fifth      at the end of the first quarter of the
quarter of the associated premium.      associated premium.
OPTION C: 1.0% of premium plus 1.0%
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annual trail based on account value.
Such trail first payable and
calculated at the end of the fifth
quarter of the associated premium.

OWNER'S ISSUE AGE 86-90 & ADDITIONAL PREMIUM ON ISSUED POLICIES, OWNER'S AGE
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86-90:
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At issue ages 86-90, only one commission option is available. Also, regardless of commission option under which a policy had been issued to an owner under age 86, any additional premium after owner's attained age 86 will be paid at 1.0% plus 0.50% trail to the broker/dealer.

ADDITIONAL PREMIUM AFTER OWNER'S ATTAINED AGE 90:
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Similar to previous scenario, in that regardless of commission option under which a policy had been issued, additional premium received after owner's attained age 91 will be paid at 0.50% plus 0.25% trail to the broker/dealer.

SERVICE FEE AT ANNUITIZATION
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(Assumes "internal" annuity rates are used. Service Fee is only paid on annuitized proceeds that are past any applicable Surrender Charge period.)
I. 3.0% if payout = or greater than 10 years, or a life annuity, and the amount is $0 -$1 million;
II.  1.25% on amounts over $1 million with same payout duration as I;
III. 2.0% if payout or less than 10 years and not a life annuity, and the amount is $0 -$1 million;
IV.  1.25% on amounts over $1 million with same payout duration as III.

CHARGEBACKS
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(i) In the event a policy is returned to Canada Life Insurance Company of
America ("CLICA") pursuant to a "Free Look" provision, the full B/D Concession paid thereon or retained by Selling Firm pursuant to net submission of premium or purchase payment shall be charged back to the Selling Firm. (ii) Should any premium or purchase payment on any policy issued by CLICA be refunded for any reason, Selling Firm shall repay or return B/D Concession received by it with respect to such premium or purchase payment. (iii) If a policy was not issued as a result of failure of Selling Firm to submit to CLICA an application sufficient to satisfy state insurance laws or CLICA's eligibility requirements, then amounts paid to Selling Firm shall be returned or repaid. (iv) If a policy was tendered to CLICA for redemption within 10 business days of the date of activity, then amounts paid to Selling Firm shall be returned or repaid, (v) For full or partial withdrawals from the policies, other than those pursuant to Systematic and/or Free Withdrawals: 100% of all B/D Concession paid to Selling Firm on amount(s) within 6 months of such amount(s) being paid to CLICA and 50% of all B/D Concession paid to Selling Firm on amount(s) withdrawn from 7-12 months of such amount(s) being paid to CLICA, shall be returned or repaid. (vi) For annuitizations occurring during the first policy year, B/D Concessions will be charged back to the extent that they exceed the amount of the Service Fees referenced above.

For any premium or purchase payment that has been in the Policy for more than 12 months, there shall be no chargeback on B/D Concession. To the extent permitted by law, the amount so
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charged back may, at the option of CLICA, be set off against B/D Concession otherwise due Selling Firm. In addition, such other compensation will be payable as are from time to time agreed by the parties to the foregoing Agreement and which is in accordance with applicable law, and will be added to the schedule. The rates of concession specified above and any rates of concession otherwise determined by the company will be subject to change at any time by the Company but no charge will affect the rates of concession in connection with any policy effected herein for which the initial premium was due prior to the effective date of such change. Any such changes of concession will be binding upon the Broker/Dealer when the Company sends notice thereof in writing to it and will take effect from the date specified in such notice.

ADJUSTMENTS FOR ADVANCE BROKER DEALER CONCESSIONS ON 1035 EXCHANGES &/OR OTHER
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TRANSFERS:
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CLICA will advance broker dealer concessions on 1035 exchanges &/or other transfers, subject to our administrative procedures, for amounts of $50,000 or greater. (Amount subject to change without notice) When the actual premiums are received, there will be an adjustment, either positive or negative, to the actual broker dealer concession previously paid. If dollar amounts are consistently over-estimated, this privilege will be discontinued. CLICA reserves the right to discontinue this practice at any time.

NOTE: If this is more than one owner of a policy the age of the oldest owner
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determines the level of compensation.